Exhibit 1.01

CONFLICT MINERALS REPORT

Introduction

This Conflict Minerals Report of Worthington Steel, Inc. (together with its consolidated subsidiaries, the “Company”) for the calendar year ended December 31, 2025 (“Reporting Period”) is filed pursuant to Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934. The Company is a value-added steel processor with the ability to provide a diversified range of products and services that span a variety of end markets including automotive, heavy truck, agriculture, construction, and energy. The Company maintains market leading positions in the North American carbon flat-rolled steel and tailor welded blank industries and is one of the largest global producers of electrical steel laminations. The Company processes flat-rolled steel coils, which it sources primarily from various North American steel mills, into the precise type, thickness, length, width, shape, and surface quality required by customer specifications. The Company also sells steel on a direct basis.

In accordance with the Rule, the Company identified products that it believes may contain tin, tantalum, tungsten or gold (“Conflict Minerals”) that were manufactured by or on behalf of the Company during the Reporting Period (the “Covered Products”), and undertook a reasonable country of origin inquiry (“RCOI”) to ascertain whether any Conflict Minerals in its Covered Products originated in the Democratic Republic of the Congo or an adjoining country (each, a “Covered Country”). Based on the information received by the Company as a result of the RCOI, the Company determined that it is required by the Rule to undertake due diligence with respect to the Conflict Minerals contained in its Covered Products and file this Conflict Minerals Report. The due diligence undertaken by the Company (including the RCOI) and the results of that due diligence are set forth below.

Part I. Description of Due Diligence Undertaken by the Company.

The Company has performed due diligence on the source of the Conflict Minerals contained in the Covered Products within the framework of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “Framework”) as required by the Rule. The Company’s Conflict Minerals due diligence procedures are summarized below within each category specified by the Framework.

1.	Establish Strong Company Management Systems.

1.1.   The Company has a written Conflict Minerals policy (the “Policy”) under which it does not knowingly purchase Conflict Minerals that finance or benefit armed groups in the Covered Countries. As stated in the Policy, the Company expects its suppliers to conduct due diligence to ascertain the source of any Conflict Minerals supplied to the Company.

1.2   The Company also has written Conflict Minerals procedures (“Procedures”) under which certain Company managers are designated to serve on a conflict minerals working group (“CMWG”). The CMWG has the responsibility for overseeing, reviewing and implementing the Conflict Minerals supply chain due diligence required by the Rule and reporting periodically to the Company’s General Counsel.

1.3   The Company has identified its Covered Products and the suppliers who supply such Covered Products or components or materials that may contain Conflict Minerals that are contained in Covered Products (“Covered Suppliers”). The Procedures require periodic reviews and updates of the Covered Products and Covered Suppliers.

1.4   The Procedures require that the Company contact its Covered Suppliers annually to complete a Conflict Minerals Reporting Template (“CMRT”) in the form maintained by the Responsible Minerals Initiative (“RMI”).

1.5   The Company collects and centrally maintains the completed CMRTs received by the Company from the Covered Suppliers.

2.	Identify and Assess Risk in the Supply Chain.

The Company reviews each CMRT received from its Covered Suppliers to ascertain (a) whether the CMRT is complete, (b) whether the CMRT is consistent with the Company’s understanding of the materials, products or components supplied by the Covered Supplier, (c) whether the Covered Supplier indicates that the Conflict Minerals are sourced from a Covered Country or are from scrap or recycled sources, and (d) whether the Covered Supplier has identified the smelters, processors or refiners of its Conflict Minerals. The Company has Procedures to follow up with Covered Suppliers who are unresponsive.

3.	Strategy to Respond to Identified Risks.

The CMWG designates individuals who are responsible for initial follow-up Covered Suppliers who refuse or fail to provide a CMRT or whose responses are incomplete. The Procedures provide that Covered Suppliers who continue to refuse or fail to cooperate may be identified to the CMWG for further action.

4.	Independent Third Party Audit.

The Procedures require the Company to obtain an independent audit of its Conflict Minerals due diligence process if and when required under the Rule. No audit is required under the Rule for the current Reporting Period. The Company does not audit processing facilities in light of its downstream position in the supply chain.

5.	Report on Supply Chain Due Diligence.

The Procedures require the Company to report annually to the Securities and Exchange Commission and to make a copy of its annual Conflict Minerals Report available on its website in each case as required by the Rule. A copy of this Conflict Minerals Report will be available on the Company’s website.

Part II. Results of Due Diligence

1.	Covered Products.

The Company determined that the following product lines contained Covered Products during the Reporting Period: Motor, Automotive and Transformers.

2.	Supplier Data; Identification of Processing Facilities

Due to its position in the supply chain, the Company does not have direct relationships with the smelters and refiners that process the Conflict Minerals contained in its Covered Products. Accordingly, the Company relies on its Covered Suppliers to provide information on the smelters and refiners of the Conflict Minerals contained in the Company’s Covered Products. The Company’s Covered Suppliers often rely on information provided to them by their suppliers and, consequently, the Company’s ability to determine the ultimate origin and source of the Conflict Minerals actually contained in its Covered Products is limited.

With respect to the current Reporting Period, the Company received responses from approximately 27 of its Covered Suppliers. Since a number of the Company’s Covered Suppliers reported data at a company level, it is not possible for the Company to determine with certainty whether all of the Conflict Minerals identified by such Covered Suppliers were supplied to the Company and included within Covered Products, or which of the smelters or refiners identified by such Covered Suppliers processed Conflict Minerals actually contained in the Company’s Covered Products. Accordingly, the Company has listed in Attachment A all of the processing facilities currently identified by RMI as smelters or refiners that were reported by the Company’s Covered Suppliers as being in their respective supply chains during the Reporting Period. Attachment A also identifies the countries in which RMI indicates such processing facilities are located.

In light of the Company’s position in the supply chain and the lack of certainty as to which smelters or refiners identified by the Covered Suppliers processed Conflict Minerals actually contained in the Company’s Covered Products, it is not possible for the Company to identify with certainty the country of origin of those Conflict Minerals actually contained in the Company’s Covered Products. The Company’s efforts to determine the location of the mines from which the ore or minerals used by the processing facilities identified by the Covered Suppliers was sourced included (i) its request to all Covered Suppliers to complete the CMRT, and (ii) its review of the processing facility information provided by Covered Suppliers. As the Company is not a member of RMI, it does not have access to the RMI aggregated data on the countries from which the processing facilities listed in Attachment A source raw materials.

3.	Current and Future Due Diligence Measures

The steps undertaken by the Company during the current Reporting Period to mitigate the risk that the Conflict Minerals used in its Covered Products will benefit armed groups in the Covered Countries are described in Part I of this Conflict Minerals Report. The Company intends to continue work with its Covered Suppliers to obtain information about the Conflict Minerals in its Covered Products and to report the results of its efforts as required by the Rule.

Forward looking statements

Selected statements contained in this Conflict Minerals Report are “forward-looking statements.” Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any forward-looking statements in this Conflict Minerals Report are based on current information as of the date of this Conflict Minerals Report, and the Company assumes no obligation to correct or update any such statements in the future, except as required by applicable law.

Attachment A

The processing facilities that have been identified by RMI as smelters or refiners in CMRT version 6.5 and have been reported to the Company by its Covered Suppliers as processing Conflict Minerals used by those Covered Suppliers and the country in which they are located is set forth below. As noted in Part II of the Company’s Conflict Minerals Report, a number of the Company’s Covered Suppliers identified smelters and refiners at a company level. Accordingly, it is not possible for the Company to determine whether or which of the smelters or refiners identified below processed Conflict Minerals actually contained in the Company’s Covered Products. As the Company is not a member of RMI, it does not have access to the RMI aggregated data on the countries from which the processing facilities listed below source raw materials.

METAL	STANDARD SMELTER NAME	SMELTER COUNTRY

Tin	Alpha Assembly Solutions, Inc.	United States Of America

Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam

Tin	Aurubis Beerse	Belgium

Tin	Aurubis Berango	Spain

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China

Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China

Tin	China Tin Group Co., Ltd.	China

Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil

Tin	CRM Synergies	Spain

Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China

Tin	Dowa	Japan

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam

Tin	EM Vinto	Bolivia (Plurinational State Of)

Tin	Estanho de Rondonia S.A.	Brazil

Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil

Tin	Fenix Metals	Poland

Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China

Tin	Gejiu Kai Meng Industry and Trade LLC	China

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China

Tin	Global Advanced Metas Greenbushes Pty Ltd.	Australia

Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China

Tin	Jiangxi New Nanshan Technology Ltd.	China

Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd.	China

Tin	Luna Smelter, Ltd.	Rwanda

Tin	Ma’anshan Weitai Tin Co., Ltd.	China

Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil

Tin	Malaysia Smelting Corporation (MSC)	Malaysia

Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia

Tin	Melt Metais e Ligas S.A.	Brazil

Tin	Metallic Resources, Inc.	United States Of America

Tin	Mineracao Taboca S.A.	Brazil

Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The

Tin	Minsur	Peru

Tin	Mitsubishi Materials Corporation	Japan

Tin	Modeltech Sdn Bhd	Malaysia

Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam

Tin	Novosibirsk Tin Combine	Russian Federation

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand

Tin	O.M. Manufacturing Philippines, Inc.	Philippines

Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)

Tin	Precious Minerals and Smelting Limited	India

Tin	PT Arsed Indonesia	Indonesia

Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	PT Bangka Prima Tin	Indonesia

Tin	PT Cipta Persada Mulia	Indonesia

Tin	PT Mitra Stania Prima	Indonesia

Tin	PT Mitra Sukses Globalindo	Indonesia

Tin	PT Premium Tin Indonesia	Indonesia

Tin	PT Prima Timah Utama	Indonesia

Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia

Tin	PT Rajehan Ariq	Indonesia

Tin	PT Timah Tbk Kundur	Indonesia

Tin	PT Timah Tbk Mentok	Indonesia

Tin	Resind Industria e Comercio Ltda.	Brazil

Tin	Rikayaa Greentech Private Limited	India

Tin	Rui Da Hung	Taiwan, Province Of China

Tin	Super Ligas	Brazil

Tin	Takehara PVD Materials Plant/ PVD Materials Division of Mitsui Mining	Japan

Tin	Thaisarco	Thailand

Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China

Tin	Tin Technology & Refining	United States Of America

Tin	VQB Mineral and Trading Group JSC	Viet Nam

Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil

Tin	Woodcross Smelting Company Limited	Uganda

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China

Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China

Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China